ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARIES

EXHIBIT 11 -- Computation of Per Share Earnings
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
                                                                                               Three-Month Period Ended
                                                                                              May 3,              May 4,
                                                                                               1997               1996

PRIMARY INCOME PER COMMON SHARE
  Weighted average number of common shares outstanding                                      10,435,531         10,335,031
  Net effect of dilutive stock options -based on the treasury
    stock method using the average market price                                                 28,931              8,915
                 TOTAL                                                                      10,464,462         10,343,946

  Net income                                                                                $1,444,000         $1,237,000

  Net income per common share                                                               $     0.14         $     0.12

  FULLY DILUTED INCOME PER COMMON SHARE
   Weighted average number of common shares outstanding                                     10,435,531         10,335,031
   Net effect of dilutive stock options - based on the treasury stock method using the greater of ending or average
    market price                                                                                28,931             27,177
                 TOTAL                                                                      10,464,462         10,362,208

   Net income                                                                               $1,444,000         $1,237,000

   Net income per common share                                                          $         0.14         $     0.12


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